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                                                                     Exhibit 3.1

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 06:10 PM 12/30/2005
                                                     FILED 05:55 PM 12/30/2005
                                                    SRV 051078856 - 2925402 FILE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 EYEONICS, INC.

                    (Pursuant to Sections 241 and 245 of the
                General Corporation Law of the State of Delaware)

     EYEONICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

     DOES HEREBY CERTIFY:

     FIRST: That the corporation was originally incorporated pursuant to the General Corporation Law on July 27, 1998 under the name of C & C VISION. INC.

     SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the corporation, declaring said amendment and restatement to be advisable and in the best interests of the corporation, which resolution setting forth the proposed amendment and restatement is as follows:

     RESOLVED, that the Certificate of Incorporation of the corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

     The name of the corporation is Eyeonics, Inc.

                                   ARTICLE II

     The address of the corporation's registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     A. Authorized Capital. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty one million four hundred thousand seven hundred and

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ninety-two (51,400,792) shares. Thirty million (30,000.000) shares shall be
Common Stock (par value $0.001 per share) and twenty one million four hundred thousand seven hundred and ninety-two (21,400,792) shares shall be Preferred Stock, seven million three hundred eighty-seven thousand six hundred ninety nine (7,387,699) of which shall be designated Series A Preferred Stock (par value $0.001 per share), three million three hundred twenty-one thousand four hundred twenty-nine (3,321,429) shares of which shall be designated Series B Preferred Stock (par value $0.001 per share), three million six hundred ninety-one thousand six hundred sixty-six (3,691,666) shares of which shall be designated Series C Preferred Stock (par value $0.001 per share), three million seven hundred ninety nine thousand nine hundred and ninety-eight (3,799,998) shares of which shall be designated Series D Preferred Stock (par value $0.001 per share), and three million two hundred thousand (3,200,000) shares of which shall be designated Series E Preferred Stock (par value $0.001 per share).

     B. Rights, Preferences and Restrictions. The relative powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon the respective classes of the shares of the capital stock or the holders thereof are as follows:

          1. Dividend Provisions.

               (a) The holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) on the Series A Preferred Stock or Common Stock of the corporation, at the rate per share per annum of $0.10, $0.24, $0.26 and $0.42 (as adjusted for any stock dividends, combinations, reorganizations, recapitalizations and the like), respectively. Such dividends shall be payable when, as and if declared by the Board of Directors, and shall be noncumulative. In the event that the corporation shall declare a distribution payable in cash, Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation, then in each such case the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive a proportionate share of any such distribution as though the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock were the holders of the number of shares of Common Stock of the corporation in which their respective shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (b) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which repurchases are as approved by the Board of Directors and are at a price no greater than the applicable original purchase price (as adjusted for


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Recapitalizations), (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, as approved by the Board of Directors, (iii) repurchases of shares of Series A Preferred Stock held by stockholders of the corporation, or (iv) repurchases of capital stock of the corporation in connection with the settlement of disputes with any stockholder, as approved by the Board of Directors.

          2. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock or of Common Stock by reason of their ownership thereof (A) in the case of Series B Preferred Stock an amount equal to the sum of (i) $1.26 per share (the "Original Series B Issue Price") (as adjusted for any stock splits, combinations, reorganizations, recapitalizations and the like) and (ii) an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution; (B) in the case of Series C Preferred Stock an amount equal to the sum of (i) $3.00 per share (the "Original Series C Issue Price") (as adjusted for any stock splits, combinations, reorganizations, recapitalizations and the like) and (ii) an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution; (C) in the case of Series D Preferred Stock an amount equal to the sum of (i) $3.25 per share (the "Original Series D Issue Price") (as adjusted for any stock splits, combinations, reorganizations, recapitalizations and the like) and (ii) an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution; and (D) in the case of Series E Preferred Stock an amount equal to the sum of (i) $5.25 per share (the "Original Series E Issue Price") (as adjusted for any stock splits, combinations, reorganizations, recapitalizations and the like) and (ii) an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holder of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock. Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Thereafter, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock held by them at an amount equal to $.50 per share, plus an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holder of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Thereafter, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock in proportion to the shares of Common Stock then held by them.


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               (b) Reorganization or Merger. A merger or reorganization of the corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2. Any securities or property other than cash to be delivered to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the corporation shall be valued as follows:

                    (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

          3.   Redemption Rights.

               (a) Redemption at the Holders' Option. The holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, may require the corporation, to the extent it may lawfully do so, to redeem such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, respectively, at any time after December 14, 2010 in three (3) equal annual installments (each a "Redemption Date"). The corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed a sum equal to the Original Series
B Issue Price, Original Series C Issue Price, Original Series D Issue Price and Original Series E Issue Price (each as adjusted for any stock dividends, combinations, splits, recapitalization and the like), respectively, plus any accrued and unpaid dividends on the shares of such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. The total amount to be paid for the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is hereinafter referred to as the "Series B Redemption Price," the "Series C Redemption Price", the "Series D Redemption Price" and the "Series E Redemption Price", respectively. The number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock that the corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock outstanding immediately prior to the Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 3(a) shall be redeemed from each holder of


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Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and
Series E Preferred Stock on a pro rata basis among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the respective aggregate Redemption Prices. All shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock must be redeemed if any shares are redeemed, subject to Section 3(d) herein.

               (b) Notice Regarding Redemption. At least thirty (30) but no more than sixty (60) days prior to any Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed, at the post office address last shown on the records of the corporation for such holder, notifying such holder of the redemption of such shares, specifying the Redemption Date and the Redemption Price and calling upon such holder to surrender to the corporation, in the manner and at the place designated in the continental United States, the certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). Unless such holder elects to convert such holder's shares in accordance with Section 4 prior to the Redemption Date, on or after the Redemption Date, each holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, for the benefit of the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock whose shares are being redeemed, then from and after the close of business on the Redemption Date, all rights of the holders of such shares as holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the corporation, respectively, (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

               (c) Trust Fund. On or prior to the Redemption Date, the corporation may deposit the Redemption Price of all shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Any monies deposited by the corporation pursuant to this Section 3(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any monies deposited by the corporation pursuant to this Section 3(c) remaining unclaimed at the expiration of two (2) years following the Redemption Date


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shall thereafter be returned to the corporation upon its request expressed in a resolution of the Board of Directors of the corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon surrender of the certificates representing such shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock to the corporation, to receive such monies but without any interest.

               (d) Insufficient Funds. If the corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem the maximum possible number of such shares pro rata among the holders of such shares to be redeemed based upon the respective aggregate Redemption Price of their holdings of Series B, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, as the case may be, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

          4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price for the series of Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Preferred Stock shall be the Original Issue Price for such series, provided, however, that the Conversion Price for the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon (a) the consummation of the sale of this corporation's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $11.70 per share (as adjusted for any stock dividends, stock splits, recapitalization and the like) and the gross proceeds of which were not less than $30,000,000 in the aggregate (the "Initial Public Offering"), or (b) the election of the holders of at least two-thirds (2/3) of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class.

               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such Preferred Stock, or to


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the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. To the extent permitted by law, automatic conversion of shares of Preferred Stock pursuant to subsection 4(b) shall be deemed to have been effected as of the date on which the event giving rise to such automatic conversion occurred (such time being the "Conversion Time"). The person entitled to receive certificates for the shares of Common Stock issued upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and as of the Conversion Time, and the right of the record owner of such converted shares of such Preferred Stock as a holder thereof shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this subsection 4(c). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion shall, unless otherwise determined by a holder tendering Preferred Stock for conversion with respect to such holder's Preferred Stock, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) Conversion Price Adjustment of Preferred Stock. The Conversion Price of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the corporation shall issue, after the date upon which any shares of Series E Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price, Series C Conversion Price, Series D Preferred Stock or Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated as if all shares of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.


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                         (B) No adjustment of the Conversion Prices shall be
made in an amount less than one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors irrespective of any accounting treatment.

                         (E) In the case of the issuance (whether before, on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                              (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                              (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof


                                       -8-

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(unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Prices, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the corporation after the Purchase Date other than shares of Common Stock issued or issuable:

                         (A) pursuant to a transaction described in subsection
4(d)(iii) hereof;

                         (B) to directors, officers, employees, or consultants
of the corporation pursuant to a stock option plan or arrangement approved by the Board of Directors of the corporation, but not exceeding 4,750,000 shares of Common Stock, subject to adjustment for any future stock split, subdivision or combination, unless otherwise approved by a majority of those members of the Board of Directors elected pursuant to the rights of the holders of Series B, Series C, Series D and/or Series E Preferred Stock to elect members of the Board of Directors;

                         (C) in connection with strategic transactions involving
the corporation and other entities, including (x) joint ventures, manufacturing, marketing or distribution arrangements or (y) licensing, technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, have been approved in advance by the Board of Directors of the corporation;


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

                    (D) upon conversion of Preferred Stock pursuant to this
Section 4;

                    (E) in connection with equipment lease or bank financing transactions approved by the Board of Directors of the corporation;

                    (F) in the Initial Public Offering; and

                    (G) upon approval of the holders of at least two-thirds (2/3) the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

               (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of such Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of

Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          (h) No Impairment. The corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment unless such action is otherwise approved by the holders of at least a majority of the then outstanding shares of Preferred Stock.

          (i) No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) any such adjustments and readjustments, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (j) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.

          (l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the corporation for such holder or upon personal delivery or delivery by courier at such address.

     5.   Voting Rights.

          (a) Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have share-for-share voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) The holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting, pursuant to each consent of the corporation's stockholders for the election of directors. The holders of the Series B Preferred Stock, voting as a separate class shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the corporation's stockholders for the election of directors. The holders of the Series C Preferred Stock, voting as a separate class shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the corporation's stockholders for the election of directors. The holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the corporation's stockholders for the election of directors.

          6. Protective Provisions.

               (a) The corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class and not as separate series:

                    (i) sell all or substantially all of its assets or effect any transaction or series of related transactions in which the corporation's stockholders of record as constituted immediately prior to such transaction hold, immediately after such transaction, less than fifty percent (50%) of the voting power of the surviving or acquiring entity;

                    (ii) amend the Restated Certificate of Incorporation in any manner which would impair or reduce the rights of the Preferred Stock or otherwise alter the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely such shares;

                    (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

                    (iv) authorize or issue, or obligate itself to issue, any debt or other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or upon liquidation or any other rights;

                    (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock other than the Series A Preferred Stock and other than pursuant to the redemption provision and the conversion provision contained herein;

                    (vi) repurchase shares of Common Stock or Series A Preferred Stock from employees, officers, directors, consultants or other persons performing services for the Company in an aggregate amount exceeding $25,000 in any twelve (12) month period, unless such repurchase is pursuant to agreements between such person and this corporation granting this corporation a right of repurchase in connection with the termination of the employment or services of such person;

                    (vii) declare or pay dividends on or make any distribution on account of the Series A Preferred Stock or Common Stock;

                    (viii) permit any subsidiary of the Company to sell securities to a third party;

                    (ix) change the authorized number of members of the Board of Directors from eight (8); or

                    (x) effect any liquidation, dissolution or winding up of this corporation.

               (b) So long as any shares of Series E Preferred Stock are outstanding, this corporation shall not alter or change the rights, preferences or privileges of the shares of the Series E Preferred Stock in a manner that shall affect the shares of the Series E Preferred Stock adversely, but shall not so affect the entire class, without obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock voting as a separate class.

          7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by the corporation. The Restated Certificate of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     C. Common Stock.

               1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

               3. Redemption. The Common Stock is not redeemable.

               4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote per share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided herein or by law.

                                    ARTICLE V

     A director of the corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

     Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article V, by the stockholders of the
corporation shall not apply to or adversely affect any right or protection of a director of the corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE VI

     To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                                   ARTICLE VII

     The corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII

     The Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                   ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                    ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

     THIRD: The corporation has not received any payment for any of its stock.

     FOURTH: That the foregoing amendment and restatement was duly adopted in accordance with the provisions of Section 241 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by the President and the Secretary of the corporation this 30th day of December, 2005.


                                        /s/ J. Andy Corley
                                        ----------------------------------------
                                        J. Andy Corley
                                        President

EYEONICS, INC.
SERIES E AMENDED AND RESTATED CERTIFICATE OF INCORPORATION